UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2006

Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1010 Northern Boulevard, Suite 314 Great Neck, NY		11021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 602-277-5559

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.01	Completion of Acquisition or Disposition of Assets.

Joint Venture with Kimco Realty Corp.

On July 6, 2006, Feldman Mall Properties, Inc. (the “Company”) announced the completion of a joint venture with a subsidiary of Kimco Realty Corporation (“Kimco”) in connection with the Foothills Mall (the “Mall”) located in the suburbs of Tucson, Arizona on June 29, 2006. As previously announced, on February 22, 2006, Foothills Mall LLC (the “Owner”), a subsidiary of the Company, entered into a contribution agreement (the “Contribution Agreement”) with KRC Acquisition Corp., a Delaware corporation and a subsidiary of Kimco, in connection with the Mall. Under the terms of the Contribution Agreement, the Owner contributed the Mall to a limited liability company at an agreed upon value of $104 million, plus certain closing costs. Kimco’s initial contribution to the venture was approximately $14.8 million.

Pursuant to the terms of the Contribution Agreement, the Owner received a distribution of approximately $40.0 million and will retain a $7.2 million equity interest in the Mall. Kimco will receive a preferred return on its capital from the Mall’s cash flow. Upon a sale or refinancing of the Mall, Kimco is also entitled to receive a priority return of its capital together will any unpaid accrued preferred return. After certain adjustments, the Owner is next entitled to receive an 8% return on its capital interest. Thereafter, all surplus proceeds will be split 20% to Kimco and 80% to the Owner. Additionally, the Owner agreed to serve as the managing member of the limited liability company and will retain primary management, leasing and construction oversight.

Concurrent with the execution of the Contribution Agreement, the Company’s operating partnership subsidiary, Feldman Equities Operating Partnership, LP (“FEOP”), and Kimco Capital Corp. (the “Lender”), a subsidiary of Kimco, executed a promissory note (the “Note”) for a bridge loan facility in the amount of $17.2 million on February 17, 2006. In accordance with the terms of the joint venture, FEOP has repaid $5.0 million that was outstanding on the bridge loan facility and the facility has been extinguished.

In connection with the recapitalization of the Mall, the Company, through FMP Kimco Foothills LLC, a Delaware limited liability company and subsidiary of the Company (the “Borrower”), also refinanced the property with a new $81.0 million 10-year fixed rate first mortgage loan (the “Loan”) on June 29, 2006. The Loan bears interest at 6.08% per annum and matures on July 1, 2016. The Loan requires principal amortization over 30 years commencing on July 1, 2011. The Loan was provided by J.P. Morgan Mortgage Capital, Inc. a subsidiary of JPMorgan Chase Bank, N.A. and J.P. Morgan Chase & Co. Inc. On June 29, 2006, the Company also defeased the existing loan on the Mall which had been originated by Archon Group, LP and was later sold to a bondholder trust and was serviced by Wachovia Bank, National Association (the “Original Loan”). The Original Loan had an outstanding principal balance of approximately $54.8 million as of the date of defeasance, a fixed interest rate of 5.09% and a maturity date of November 1, 2008.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

Please see the disclosure contained under Item 2.01 above, which is incorporated herein by reference.

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Please see the disclosure contained under Item 2.01 above, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.

By:	/s/ Thomas E. Wirth

	Name:	Thomas E. Wirth
	Title:	Executive Vice President and Chief Financial Officer

Date: July 6, 2006